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EXHIBIT 10.4

PREVIEW SYSTEMS, INC.
SEPARATION AGREEMENT AND MUTUAL RELEASE

    This Separation Agreement and Mutual Release ("Agreement") is made by and between Preview Systems, Inc., a Delaware corporation (the "Company"), and Bradford G. Solso ("Mr. Solso").

    WHEREAS, Mr. Solso was employed as Chief Operating Officer and Chief Financial Officer of the Company;

    WHEREAS, Mr. Solso has tendered his voluntary resignation to the Company; and

    WHEREAS, the Company and Mr. Solso have mutually agreed to terminate the existing employment relationship and to release each other from any claims arising from or related to the employment relationship.

    NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Mr. Solso (collectively referred to as the "Parties") hereby agree as follows:

    1.  Resignation as an Officer; Termination of Employment.  Mr. Solso and the Company acknowledge and agree that Mr. Solso has tendered his voluntary resignation as Chief Operating Officer and Chief Financial Officer of the Company, and from any other positions he holds with the Company and/or its subsidiaries and affiliates and that the Company has accepted such resignation. In accordance with the intentions of the Parties, Mr. Solso's employment with the Company shall terminate effective at the close of business on March 20, 2001 (the "Termination Date").

    2.  Severance Benefits.  In consideration for the release of claims set forth below and other obligations under this Agreement, and provided this Agreement is signed by Mr. Solso and not revoked under Section 7 herein, the Company agrees to provide the following severance benefits to Mr. Solso:

        (a) The Company shall make two lump sum severance payments to Mr. Solso as follows: 1) a payment equal to twelve (12) months of his regular base salary and target bonus for fiscal year 2001, resulting in an aggregate payment of $270,000, which payment shall be reduced by applicable tax withholding and which shall be made on the Effective Date of this Agreement (as defined in Section 20 below); and 2) a payment equal to six (6) months of his regular base salary ($105,000), reduced by applicable tax withholding, which payment shall be made on the 6-month anniversary of the Effective Date of this Agreement, provided that as such date Mr. Solso has been and remains in full compliance with the terms of this Agreement;

        (b) If Mr. Solso timely and accurately elects to continue his health insurance benefits under COBRA, as described in Section 3(a) below, the Company agrees to pay the applicable COBRA premiums until the earlier of December 31, 2001 or the date on which Mr. Solso becomes eligible for medical insurance coverage from another employer;

        (c) As more fully described in Section 4 below, the Company agrees to provide certain benefits to Mr. Solso related to the shares of the Company's Common Stock purchased by Mr. Solso in July 1999 under the terms of a full recourse promissory note;

        (d) The Company shall reimburse Mr. Solso for fees incurred in obtaining tax or financial accounting advice with respect to this Agreement, up to a maximum amount of $5,000; and

        (e) The Company shall continue to maintain coverage for Mr. Solso under the Company's director and officer liability insurance program for a period of three (3) years following the Termination Date, but only if and to the extent that such insurance is maintained for other officers and directors of the Company in general.

    3.  Employee Benefits.

        (a) Mr. Solso shall continue to receive the Company's life, medical, dental and vision insurance benefits at Company expense until March 31, 2001, which date shall be the "qualifying event" date under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Following such date, Mr. Solso has the right to continue coverage under the Company's medical, dental and vision (but not life) insurance programs as provided by COBRA at his own expense, except as otherwise provided in Section 2(b) above.

        (b) The Company shall reimburse Mr. Solso for all reasonable business expenses incurred by Mr. Solso up until the Termination Date in accordance with Company policy.

        (c) Except as otherwise provided above, Mr. Solso shall not be entitled to participate in any of the Company's benefit plans or programs offered to employees or officers of the Company, including the employee stock purchase plan, after the Termination Date. Payroll contributions made to the employee stock purchase plan by Mr. Solso shall be returned to Mr. Solso as soon as reasonably practicable after the Termination Date.

    4.  Stock Interests.

      (a)  Restricted Stock.   Under the terms of the Common Stock Purchase Agreement executed by Mr. Solso and the Company on July 6, 1999 (the "Purchase Agreement"), Mr. Solso purchased 150,000 shares of the Company's Common Stock (the "Shares") with a per Share purchase price of $6.50, for a total purchase price of $975,000. Mr. Solso paid the purchase price for the Shares by delivering to the Company a personal check in the amount of $30.00 and a full recourse promissory note (the "Note") dated July 6, 1999 in the original aggregate principal amount of $974,970.00, bearing 5.32% interest per annum on the unpaid balance of such principal sum, copies of which are attached hereto as Exhibit A. Mr. Solso purchased the Shares subject to a right of repurchase by the Company at Mr. Solso's original cost of $6.50 per Share on the termination of Mr. Solso's relationship with the Company as an employee or consultant pursuant to the terms of the Purchase Agreement. Such repurchase right was to lapse at a rate of 3/48 of the Shares on the three-month anniversary of the Vesting Commencement Date (as defined in the Purchase Agreement), at the rate of 6/48 of the Shares on the six-month anniversary of the Vesting Commencement Date and thereafter at the rate of 1/48th of the total number of Shares each month. As of the Termination Date, the Parties acknowledge and agree that (1) the outstanding balance under the Note, not including accrued interest, remains $974,970.00, and that such balance, together with accrued interest, is due and payable on the Termination Date, (2) the Company's repurchase right under the Purchase Agreement has lapsed as to 62,500 of the Shares and (3) the Company has the right, but not the legal obligation, to repurchase 87,500 unvested Shares.

            (i)  Acceleration of Vesting.   In consideration for the release of claims set forth below and other obligations under this Agreement, and notwithstanding the terms of the Purchase Agreement, the Company shall, immediately prior to the Effective Date, release an additional 43,750 of the Shares from the Company's right of repurchase.

            (ii)  Repurchase of Shares.   In further consideration for the release of claims set forth below and other obligations under this Agreement, and notwithstanding the terms of the Purchase Agreement, the Company shall repurchase 50,000 of the Shares held by Mr. Solso. Pursuant to the terms of the Purchase Agreement, the Company shall pay the total repurchase price for the repurchased Shares by canceling $325,000.00 of the principal amount of Mr. Solso's indebtedness to the Company due under the Note for such shares. Upon such cancellation, Mr. Solso acknowledges and agrees that he owes to the Company the remaining principal balance of $649,970.00 for the vested Shares and the accrued interest on the entire original principal amount, with such principal balance, together with accrued interest, being immediately due and payable.

            (iii)  Forgiveness of Promissory Note.   In further consideration for the release of claims set forth below and other obligations under this Agreement, the Company shall forgive the aggregate amount of $739,213.00 on the Note, which represents the principal amount of $649,970.00 (after reduction of the Note following the share repurchased described in subsection (ii) above) plus the accrued interest of $89,243.00 on the entire original principal amount of the Note. In accordance with applicable tax law, the aggregate forgiven amount shall be reported as taxable income to Mr. Solso on his Form W-2 for 2001. The Company agrees that it shall provide a one-time tax gross-up payment to Mr. Solso equal to the amount of income tax payable by Mr. Solso with respect to the amount of interest forgiven on the Note, with the documentation for the income tax liability on such interest to be provided to the Company by Mr. Solso prior to any such payment. Mr. Solso acknowledges and agrees that he shall remain liable for the income tax payable with respect to the amount of forgiven principal on the Note.

      (b)  Stock Option.   Mr. Solso acknowledges and agrees that under the terms of the stock option granted to Mr. Solso in June 2000 to purchase 100,000 shares of the Company's Common Stock under the terms of the Company 1998 Stock Option Plan (the "Stock Option Agreement"), 8,333 shares shall have vested as of the Termination Date and that no additional option shares shall vest after the Termination Date. Mr. Solso acknowledges that the 8,333 vested option shares must be exercised within the post-termination time period set forth in the Stock Option Agreement.

    Except as set forth in this Section 4 and in the Purchase Agreement and the Stock Option Agreement, Mr. Solso acknowledges that as of the Termination Date, Mr. Solso shall have no right, title or interest in or to any shares of the Company's capital stock under the Purchase Agreement, the Stock Option Agreement, or any other agreement (oral or written) or plan with the Company.

    5.  No Other Payments Due.  Mr. Solso and the Company agree that the Company shall pay to Mr. Solso on or before the Termination Date all salary, accrued vacation and other sums as are then due to Mr. Solso. By executing this Agreement, Mr. Solso hereby acknowledges receipt of all such payments as received and acknowledges that, in light of the payment by the Company of all wages due to Mr. Solso, California Labor Code Section 206.5 is not applicable to the Parties hereto. That section provides in pertinent part as follows:

    No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

    6.  Release of Claims.  In consideration for the obligations of both parties set forth in this Agreement, Mr. Solso and the Company, on behalf of themselves, and their respective heirs, executors, officers, directors, employees, investors, stockholders, agents, attorneys, administrators and assigns, hereby fully and forever release each other and their respective heirs, executors, officers, directors, employees, investors, stockholders, agents, attorneys, administrators, predecessor and successor corporations and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the date of this Agreement including, without limitation:

        (a) any and all claims relating to or arising from Mr. Solso's employment relationship with the Company and the termination of that relationship;

        (b) any and all claims relating to, or arising from, Mr. Solso's right to purchase, or actual purchase of shares of stock of the Company;

        (c) any and all claims relating to, or arising from, the Note described in Section 4(a) above;

        (d) any and all claims for wrongful discharge of employment; breach of con-tract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied, negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; negligence; and defamation;

        (e) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, and the California Fair Employment and Housing Act;

        (f)  any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

        (g) any and all claims for attorneys' fees and costs.

    The Company and Mr. Solso agree that the release set forth in this Section 6 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred or specified under this Agreement.

    7.  Acknowledgment of Waiver of Claims under ADEA.  Mr. Solso acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Mr. Solso and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Mr. Solso acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Mr. Solso was already entitled. Mr. Solso further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke the Agreement (the "Revocation Period"). This Agreement shall not be effective until the Revocation Period has expired.

    8.  Civil Code Section 1542.  The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. Mr. Solso and the Company acknowledge that they are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

    Mr. Solso and the Company, being aware of said Code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

    9.  Employee Covenants.

      (a)  General.   Mr. Solso agrees that for all periods described in this Agreement, he shall continue to conduct himself in a professional manner that is supportive of the business of the Company.

      (b)  Confidentiality.   Mr. Solso and the Company agree to maintain in strict confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as "Settlement Information") and each Party further agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to any person or entity, other than Mr. Solso's spouse, family members, tax and legal advisors and the Company's accounting and legal advisors, unless otherwise required to disclose such information by law or by a governmental entity.

      (c)  Nondisclosure.   Mr. Solso represents and warrants that he has not breached his obligations to the Company under the terms of the existing Confidential Information and Assignment of Inventions Agreement entered into between Mr. Solso and the Company (the "Confidentiality Agreement"), a copy of which is attached hereto as Exhibit B. Mr. Solso understands and agrees that his obligations to the Company under the Confidentiality Agreement survive the termination of his relationship with the Company under this Agreement.

      (d)  SEC Reporting.   Mr. Solso will cooperate with the Company in providing information with respect to all reports required to be filed by the Company with the Securities and Exchange Commission as they relate to required information with respect to Mr. Solso.

    10.  Non-Disparagement.  Each Party agrees to refrain from any disparagement, criti-cism, defamation, slander of the other, or tortious interference with the contracts and relationships of the other.

    11.  Breach of this Agreement.  Mr. Solso acknowledges that upon his breach of any of the covenants or obligations set forth in this Agreement, the Company would sustain irreparable harm from such breach, and, therefore, Mr. Solso agrees that in addition to any other damages or remedies which the Company may have for any breach of this Agreement or otherwise, including termination of the Company's obligations to make any payments or provide any benefits to Mr. Solso under any provision of this Agreement and forfeiture of any payments previously made and benefits previously provided to Mr. Solso under this Agreement, the Company shall be entitled to obtain equitable relief, including specific performance, injunctions and restraining Mr. Solso from committing or continuing any such violation of this Agreement.

    12.  Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Mr. Solso represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through his to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

    13.  No Representations.  Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

    14.  Severability.  In the event that any provision hereof becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

    15.  Arbitration.  The Parties shall attempt to settle all disputes arising in connection with this Agreement through good faith consultation. In the event no agreement can be reached on such dispute within fifteen (15) days after notification in writing by either Party to the other concerning such dispute, the dispute shall be settled by binding arbitration to be conducted in Santa Clara County before the American Arbitration Association under its California Employment Dispute Resolution Rules, or by a judge to be mutually agreed upon. The arbitration decision shall be final, conclusive and binding on both Parties and any arbitration award or decision may be entered in any court having jurisdiction. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties further agree that the prevailing Party in any such proceeding shall be awarded reasonable attorneys' fees and costs. This Section 15 shall not apply to the Confidentiality Agreement. The parties hereby waive any rights they may have to trial by jury in regard to arbitrable claims.

    16.  Indemnification.  The Indemnification Agreement entered into by Mr. Solso and the Company in September 1999, a copy of which is attached hereto as Exhibit C, shall remain in effect following the Termination Date in accordance with the terms of such agreement.

    17.  Entire Agreement.  This Agreement, and the exhibits hereto, represent the entire agreement and understanding between the Company and Mr. Solso concerning Mr. Solso's separation from the Company, and supersede and replace any and all prior agreements and understandings concerning Mr. Solso's relationship with the Company and his compensation by the Company. Any interpretation of this Agreement shall not be made in a manner that is adverse to the Company solely by virtue of the Company being the drafter of this Agreement.

    18.  No Oral Modification.  This Agreement may only be amended in writing signed by Mr. Solso and the Company.

    19.  Governing Law.  This Agreement shall be governed by the laws of the State of California, without regard to its conflicts of law provisions.

    20.  Effective Date.  This Agreement is effective upon the expiration of the Revocation Period described in Section 7 and such date is referred to herein as the "Effective Date."

    21.  Counterparts.  This Agreement may be executed in counterparts, and each coun-terpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

    22.  Assignment.  This Agreement may not be assigned by Mr. Solso or the Company without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned by the Company to a corporation controlling, controlled by or under common control with the Company without the consent of Mr. Solso. Any successor to the Company (whether direct or indirect by merger, asset purchase, or otherwise) to all or substantially all of the Company's business and/or assets may assume the Company's obligations under this Agreement.

    23.  Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

  (a)
  they have read this Agreement;

  (b)
  they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

  (c)
  they understand the terms and consequences of this Agreement and of the releases it contains; and

  (d)
  they are fully aware of the legal and binding effect of this Agreement.

    IN WITNESS WHEREOF, the Parties have executed this Separation Agreement and Mutual Release on the respective dates set forth below.

Preview Systems, Inc.
Dated as of March , 2001	By:
	Title:	Member, Compensation Committee of the Company's Board of Directors
BRADFORD G. SOLSO, an individual
Dated as of March , 2001	Bradford G. Solso

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  EXHIBIT 10.4
PREVIEW SYSTEMS, INC. SEPARATION AGREEMENT AND MUTUAL RELEASE